Exhibit 3.842

20 097 9007	STATE OF NORTH CAROLINA	SOSID: 544047
	Department of the Secretary of State	Date Filed: 4/6/2000 3:00 PM
Elaine F. Marshall
	ARTICLES OF INCORPORATION	North Carolina Secretary of State
Pursuant to §55-2-02 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Incorporation for the purpose of forming a business corporation.
1.	The name of the corporation is: Republic Services Real Estate Holding. Inc.

2.	The number of shares the corporation is authorized to issue is: 1,000 shares

These shares shall be: (check either a or b)
a.	☑	all of one class, designated as common stock; or

b.	☐	divided into classes or series within a class as provided in the attached schedule, with the information required by N.C.G.S. Section 55-6-01.
3.	The street address and county of the initial registered office of the corporation is:

Number and Street 225 Hillaborough street

City, State, Zip Code Raleigh, North Carolina 27603 County Wake

4.	The mailing address if different from the street address of the initial registered office is:

5.	The name of the initial registered agent is: C T CORPORATION SYSTEM

6.	Any other provisions which the corporation elects to include are attached.

7.	The name and address of each incorporator is as follows:

Susan M . Wissink 3003 N. Central Avenue, (illegible)2600, Phoenix, Arizona 85.012

8.	These articles will be effective upon filing, unless a date and/or time is specified: upon filling
This the 3rd day of April, 2000

Republic Services Real Estate Holding, Inc.
/s/ Susan M. Wissink
Signature
Susan M. Wissink, Incorporator
Type or Print Name and Title

NOTES:
1.	Filing fee is $125. This document and one exact or conformed copy of these articles must be filed with the Secretary of State.

(Revised October, 1997)
CORPORATIONS DIVISION DEL112-6/29/00 C T System Online	300 N. SALISBURY STREET	RALElGH, NC 27603-5909